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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                             Commission File Number:            333-36675
                                                             -------------------


                             BURKE INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)


             13767 FREEWAY DRIVE, SANTA FE SPRINGS, CALIFORNIA 90670
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            10% SENIOR NOTES DUE 2007
                     GUARANTEES OF 10% SENIOR NOTES DUE 2007
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            (Title of each class of securities covered by this Form)

                                      NONE
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
--------------------------------------------------------------------------------

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    |X|      Rule 12h-3(b)(1)(i)    |_|
               Rule 12g-4(a)(1)(ii)   |_|      Rule 12h-3(b)(l)(ii)   |_|
               Rule 12g-4(a)(2)(i)    |_|      Rule 12h-3(b)(2)(i)    |_|
               Rule 12g-4(a)(2)(ii)   |_|      Rule 12h-3(b)(2)(ii)   |_|
                                               Rule 15d-6             |_|

Approximate number of holders of record as
of the certification or notice date:        11
                                       ------------------------------


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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Burke Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    July 31, 2001                     By:    /s/ Joseph A. Stroud
                                                  --------------------
                                                  Name:  Joseph A. Stroud
                                                  Title: Chief Financial Officer


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